Exhibit 10.1

Execution Copy

RECAPITALIZATION AGREEMENT
This RECAPITALIZATION AGREEMENT (this “Agreement”) is entered into as of September 4, 2014, by and among ViSalus, Inc., a Nevada corporation (“ViSalus”), Blyth, Inc., a Delaware corporation (“Blyth”), and the Persons identified on the signature page hereof as “Series B Preferred Holders” (the “Series B Holders”). Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the MIPA (as defined below).
RECITALS
A.Blyth and the Series B Holders are parties to the Membership Interest Purchase Agreement, dated as of August 4, 2008, by and among Blyth, ViSalus Holdings, LLC, a Delaware limited liability company (“VSH”), Blyth VSH Acquisition Corporation, a Delaware corporation wholly-owned by Blyth (the “Buyer”), and all of the other Persons that were then members of VSH as sellers (the “Sellers”), as amended by the First Amendment to Membership Interest Purchase Agreement dated as of October 21, 2008, the Second Amendment to Membership Interest Purchase Agreement dated as of January 12, 2012, a Joinder Agreement dated as of April 15, 2012, by and among John D. Purdy, Jr. and certain other parties and a Joinder Agreement dated as of September 5, 2012, by and among Robert B. Goergen, as trustee under Living Trust dated 9/30/91, f/b/o Robert B. Goergen, Robert B. Goergen, Jr., Todd A. Goergen, TAG APT, LLC, Thomas E. Finn, as trustee of the Todd A. Goergen Irrevocable Trust dated August 27, 2002, Jonathan D. Shapiro, JDF Partners LLC, Theodore W. Stofer and certain other parties (as so amended, the “MIPA”).
B.On December 18, 2012, the parties to the MIPA entered into an Agreement Concerning the Membership Interest Purchase Agreement (the “Agreement Concerning the MIPA”), pursuant to and/or in connection with which (a) ViSalus became a member of VSH, (b) the Buyer (x) purchased certain membership interests in VSH and (y) assigned to VSH the Buyer’s right and obligation to purchase certain membership interests in VSH at the Fourth Closing (as defined in the MIPA), (c) the date of the Fourth Closing was accelerated, (d) VSH purchased certain of the Sellers’ membership interests in VSH in consideration for, in lieu of cash, shares of Series A Redeemable Convertible Preferred Stock, par value $0.01 per share, of ViSalus (the “Series A Preferred Stock”), and Series B Redeemable Convertible Preferred Stock, par value $0.01 per share, of ViSalus (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”), in the amounts determined pursuant to the Agreement Concerning the MIPA, (e) VSH purchased all of the Buyer’s membership interests in VSH (the “Buyer’s Interests”) in consideration for, in lieu of cash, shares of Class A Common Stock, par value $0.01 per share, of ViSalus (the “Class A Common Stock”), and Class B Common Stock, par value $0.01 per share, of ViSalus (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), in the amounts determined pursuant to the Agreement Concerning the MIPA, (f) ViSalus filed the Certificate of Designation (as defined below) which provided for, among other things, the redemption by ViSalus, on the terms and subject to the conditions set forth in the

Certificate of Designation, of the Preferred Stock and (g) Blyth guaranteed the payment and performance by ViSalus of its obligation to redeem the Preferred Stock (the obligation of ViSalus to redeem the Preferred Stock and the related guarantee by Blyth of such redemption obligation being referred to collectively herein as the “Preferred Stock Obligations”).
C.The parties hereto desire to consummate a recapitalization of ViSalus pursuant to which, among other things: (i) the articles of incorporation of ViSalus will be amended by the filing of a Certificate of Amendment to Articles of Incorporation, in the form attached hereto as Exhibit A (the “Amendment to Articles of Incorporation”); (ii) the Certificate of Designation of Series A Redeemable Convertible Preferred Stock and Series B Redeemable Convertible Preferred Stock of ViSalus, Inc., which was adopted by the Board of Directors of ViSalus on December 18, 2012 (the Certificate of Designation”) will be amended by the filing of an Amendment to Certificate of Designation, in the form attached hereto as Exhibit B (the “Amendment to Certificate of Designation”); (iii) automatically upon the filing of the Amendment to Articles of Incorporation and the Amendment to Certificate of Designation with the Secretary of State of the State of Nevada (a) the Preferred Stock will be exchanged for newly issued shares of Class B Common Stock, par value $0.01 per share, of ViSalus (the “New Common Stock”) representing approximately 90% of the outstanding Common Stock of ViSalus (the “Automatic Exchange”) and (b) the Preferred Stock Obligations will be terminated; and (iv) Blyth and ViSalus will settle certain intercompany arrangements and enter into an agreement for the provision of transition services, in the form attached hereto as Exhibit C (the “Transition Services Agreement”).
D.As a condition to the execution and delivery of this Agreement by each of the parties hereto, Blyth and certain Series B Holders (Blyth and such Series B Holders are sometimes referred to collectively herein as the “Lenders”) have entered into commitments to provide a revolving credit facility in the aggregate amount of $12 million, which commitments remain in full force and effect and are attached hereto as Exhibit D (the “Debt Commitments”).
E.The transactions described in clauses C and D are referred to as the “Transactions”.
ACCORDINGLY, the parties hereto agree as follows:

I.	RECAPITALIZATION
1.Closing. The closing of the Transactions (the “Closing”) will take place at the offices of Jones Day, 222 E. 41st Street, New York, New York (or at such other reasonable place as the parties may designate) at 10:00 a.m. local time on the date hereof (the “Closing Date”).
2.Closing Deliveries. The following deliveries will be made at the Closing to effect the Transactions contemplated by Article I:
(i)The Parties hereto will execute and deliver to one another this Agreement;
(ii)ViSalus will file or cause to be filed the Amendment to Articles of Incorporation with the Secretary of State of the State of Nevada;
(iii)ViSalus will file or cause to be filed the Amendment to Certificate of Designation with the Secretary of State of the State of Nevada;
(iv)ViSalus will deliver to the holders of Preferred Stock, upon delivery by them of their certificates representing such Preferred Stock, duly executed and validly issued stock certificates evidencing the shares of New Common Stock in the amounts set forth in Schedule A (provided such deliveries may be made following the Closing);
(v)ViSalus and Blyth will duly execute and deliver the Transition Services Agreement;
(vi)the Lenders will duly execute and deliver the Debt Commitments; and
(vii)ViSalus will deliver to the holders of Preferred Stock a statement prepared in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3),

together with the notice required to be filed with the Internal Revenue Service and written authorization, for such holders to timely file or cause to be timely filed such statement and notice with the Internal Revenue Service.
The documents and agreements listed above in this Section 1.2 are hereinafter referred to collectively as the “Transaction Documents” and individually as a “Transaction Document”.
1.3    Expense Reimbursement. On or promptly after the Closing Date, Blyth shall reimburse and pay on behalf of ViSalus eighty percent (80%) of the legal fees and disbursements reasonably charged by legal counsel to its Board of Directors and to holders of the Preferred Stock in connection with the Transactions, including the negotiation, preparation, execution and delivery of the Transaction Documents (the “ViSalus Transaction Costs”). Such reimbursement and payment shall be made within ten (10) business days of Blyth’s receipt of (a) a copy of the applicable invoice of such legal counsel and (b) a certificate of one of the Series B Holders confirming that (i) such Series B Holder believes the fees and disbursements shown on such invoice are reasonable and (ii) ViSalus has contemporaneously paid no less than its share (20%) of the fees and disbursements shown on such invoice. Anything to the contrary herein notwithstanding, Blyth shall not be obligated to reimburse or to pay on behalf of ViSalus all or any portion of the ViSalus Transaction Costs from and after such time as Blyth shall have reimbursed or paid on behalf of ViSalus ViSalus Transaction Costs in an amount equal to two hundred thousand dollars ($200,000.00).

II.	REPRESENTATIONS AND WARRANTIES OF BLYTH
Blyth hereby represents and warrants to the Series B Preferred Holders as follows:
1.Existence; Authorization, Validity and Effect of Agreement. Each of Blyth and ViSalus is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to execute and deliver this Agreement, the Transition Services Agreement and the Debt Commitments and the other agreements or documents referred to herein or therein or contemplated hereby or thereby (the “Transaction Documents”) to be executed and delivered by each of them. This Agreement and the consummation by each of Blyth and ViSalus of the Transactions have been duly authorized by all requisite corporate action. This Agreement and the Transaction Documents to which each of Blyth and ViSalus are parties have been duly and validly executed and delivered by Blyth and ViSalus, respectively, and constitute the valid and binding obligations of each of them, enforceable against them in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (collectively, the “Bankruptcy Exception”). Copies of ViSalus’ articles of incorporation and bylaws are attached hereto as Exhibit E and Exhibit F respectively.
2.Non-contravention. The execution, delivery and performance by each of Blyth and ViSalus of the Transaction Documents and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, articles of incorporation or bylaws of Blyth and ViSalus, respectively, (ii) contravene, conflict with or result in a violation or breach of any provision of any applicable law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Blyth is entitled under any provision of any material contract binding upon it, (iv) to the knowledge of Blyth, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which ViSalus is entitled under any provision of any material contract binding upon ViSalus or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of ViSalus, or (v) , to the knowledge of Blyth, result in the creation or imposition of any Lien (as defined below) on any material asset of ViSalus.
3.Capitalization. Prior to Closing, the authorized capital stock of ViSalus consists of 243,268,766 shares of common stock, $0.01 par value per share, of which 200,000,000 shares have been designated Class A Common Stock and 43,268,766 shares have been designated Class B Common Stock; and 50,000,000 shares of preferred stock, $0.01 par value per share, of which 9,226,530 shares have been designated Series A Preferred Stock and 7,798,420 shares have been designated Series B Preferred Stock. Immediately following the Transactions, the authorized capital stock of ViSalus will consist of 700,000,000 shares of common stock, $0.01 par value per share, of which 200,000,000 will be designated Class A Common Stock and 500,000,000 will be designated Class B Common Stock, and 50,000,000 shares of preferred stock, $0.01 par value per share. Immediately following the Closing and upon the issuance of the shares of New Common Stock as set forth on Schedule A hereto, the New Common Stock will represent approximately 90% of the issued and outstanding Common Stock of ViSalus.
4.Validity of Shares, Etc. Each share of the New Common Stock when issued to the Series B Holders pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable, will be issued in compliance with all applicable state and federal laws concerning the issuance of securities, and will not be subject to any liens, claims, encumbrances, options, pledges, security interests, and restrictions on voting or alienation or otherwise, whether arising by agreement, operation of law or otherwise (“Liens”), and upon consummation of the Transactions, each of the Series B Holders shall acquire good and valid title to the shares of the New Common Stock, free and clear of all Liens.
5.Private Placement. Subject in part to the truth and accuracy of the representations set forth in Section 3.1, the exchange of shares of New Common Stock for Preferred Stock as contemplated by this Agreement is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and neither Blyth, ViSalus nor any authorized agent acting on their behalf will take any action hereafter that would cause the loss of such exemption.
6.No Other Agreements or Arrangements. Each of Blyth and ViSalus represent and warrant that, except for the Transaction Documents, neither Blyth nor ViSalus, respectively, is a party to or subject to any agreement, letter, including any side letters, arrangement, commitment or contract, in each case, conferring any rights to any Series B Holder or their respective Affiliates.
7.Litigation. Except as set forth on Schedule 2.7, to the knowledge of Blyth, there are no pending or, threatened actions, suits, or judicial, arbitral, rule-making, or other administrative or other proceedings before any court or governmental or regulatory authority or any arbitrator against or affecting ViSalus.
8.Absence of Undisclosed Liabilities. To the knowledge of Blyth, there are no material liabilities or obligations relating to ViSalus of any nature, whether accrued, contingent or otherwise, except for liabilities or obligations (i) that were fully reflected, disclosed or reserved against in the consolidated financial statements of ViSalus at and for the period ended December 31, 2012 and December 31, 2013 and for the six (6) month period ended June 30, 2014, (ii) that were incurred since June 30, 2014 (the “Balance Sheet Date”) in the ordinary course of business, or (iii) for taxes arising in the ordinary course of business or in connection with the Transactions contemplated hereby since the Balance Sheet Date.
9.Tax Matters. To the best of Blyth’s knowledge, and except for liabilities or obligations with respect to Taxes (i) that were fully reflected, disclosed or reserved against in the consolidated financial statements of ViSalus at and for the period ended December 31, 2012 and December 31, 2013 and for the six (6) month period ended June 30, 2014 and (ii) that were incurred since the Balance Sheet Date in the ordinary course of business:
a.ViSalus has (i) timely filed, or caused to be timely filed, all material Tax Returns that it was required to file (taking into account any applicable extension) and (ii) timely paid, or caused to be timely paid, all Taxes (whether or not such Taxes were shown as due and payable on such Tax Returns). All such Tax Returns were correct and complete in all material respects. There are no Liens for Taxes on any of the assets of ViSalus other than Permitted Liens.
b.No deficiencies for Taxes or other assessments relating to Taxes have been claimed, threatened, proposed or assessed against ViSalus. Except for the pending audit of ViSalus for the fiscal year ended December 31, 2011, there are no ongoing, pending or threatened audits relating to Taxes against ViSalus, and there are no matters under discussion with any Taxing Authority with respect to Taxes against each of Blyth and ViSalus. There are no pending requests for rulings or determinations by or before a Taxing Authority relating to Taxes of ViSalus. No power of attorney has been executed by or on behalf of ViSalus with respect to any matters relating to Taxes that is currently in force, except for powers of attorney in favor of Blyth.
c.No extension or waiver of a statute of limitations relating to Taxes is in effect with respect to ViSalus. No claim or nexus inquiry has been made by a Taxing Authority in a jurisdiction where ViSalus does not file Tax Returns that ViSalus is or may be subject to taxation by that jurisdiction.
d.ViSalus is not a party to or bound by any tax-indemnity, tax-sharing, or tax-allocation agreement other than any such agreements that are pursuant to customary commercial contracts not primarily related to Taxes.
e.ViSalus has timely withheld or collected and timely paid over to the appropriate Taxing Authority (or each is properly holding for such timely payment) all Taxes required by Law to be withheld or collected by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
f.ViSalus has not engaged in a “reportable transaction,” as defined in Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a comparable or similar provision of state, local, or foreign Law.
III.REPRESENTATIONS AND WARRANTIES OF the SERIES B HOLDERS
1.Representations and Warranties of the Series B Holders. Each of the Series B Holders, severally and not jointly, represents and warrants to Blyth and ViSalus as follows:
a.Existence; Authorization, Validity and Effect of Agreement. Such Series B Holder, if an entity, is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Series B Holder, if an entity, has the requisite power and authority to execute and deliver this Agreement and all Transaction Documents contemplated hereby to be executed and delivered by it. Such Series B Holder, if an individual, has the capacity to execute and deliver this Agreement and all Transaction Documents contemplated hereby to be executed and delivered by it. This Agreement and the consummation by such Series B Holder of the Transactions have been duly authorized by all requisite action, if applicable. This Agreement and the other Transaction Documents to which such Series B Holder is a party have been duly and validly executed and delivered by such Series B Holder and constitute the valid and binding obligations of such Series B Holder, enforceable against such Series B Holder in accordance with their respective terms, subject to the Bankruptcy Exception.

b.Non-contravention. The execution, delivery and performance by such Series B Holder of this Agreement and the consummation of the Transactions do not and will not (i), with respect to a Series B Holder that is an entity, contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of such Series B Holder, (ii) contravene, conflict with or result in a violation or breach of any provision of any applicable law, or (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which such Series B Holder is entitled under any provision of any material contract binding upon such Series B Holder or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of such Series B Holder, or (iv) result in the creation or imposition of any Lien on any material asset of such Series B Holder.
c.Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents by such Series B Holder does not, and the performance of this Agreement and the consummation of the Transactions by it will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or any other Person.
d.Offering Exemption. Such Series B Holder understands that the shares of New Common Stock that it, he or she is acquiring hereunder have not been registered under the Securities Act, nor qualified under any state securities laws, and that such shares of New Common Stock are being issued pursuant to an exemption from such registration and qualification requirements based in part upon such Series B Holder’s representations contained herein.
e.Knowledge and Experience; Ability to Bear Economic Risks. Such Series B Holder has such knowledge and experience in financial and business matters that such Series B Holder is capable of evaluating the merits and risks of the investment contemplated by this Agreement, and such Series B Holder is able to bear the economic risk of an investment in the shares of New Common Stock. Such Series B Holder has sufficient financial resources available to support the loss of all or a portion of its, his or her investment in the shares of New Common Stock, and has no need for liquidity in such investment.
f.Limitations on Disposition. Such Series B Holder recognizes that no public market exists for the shares of New Common Stock, and no representation has been made to such Series B Holder that such public market will exist in the future. Such Series B Holder understands that it must bear the economic risk of this investment indefinitely unless its, his or her shares of New Common Stock are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such shares of New Common Stock is qualified under applicable state securities laws or an exemption from such qualification is available. Such Series B Holder further understands that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow the Series B Holder to transfer all or part of its, his or her shares of New Common Stock, in the amounts or at the times such Series B Holder might propose. Such Series B Holder further acknowledges and understands that its, his or her shares of New Common Stock will be subject to restrictions on transfer contained in the Transaction Documents.
g.Investment Purpose. Such Series B Holder is acquiring the shares of New Common Stock solely for its, his or her own account for investment and not with a view toward the resale, transfer or distribution thereof, nor with any present intention of distributing the shares of New Common Stock. Without limiting the foregoing, such Series B Holder agrees that the investment representations and warranties made by such Series B Holder in Section 13.24 of the MIPA, as amended, remain in effect and shall apply to such Series B Holder’s acquisition of shares of New Common Stock. No other Person has any right with respect to or interest in the shares of New Common Stock to be issued to such Series B Holder, nor has such Series B Holder agreed to give any Person any such interest or right in the future.
h.Accredited Investor. Such Series B Holder represents and warrants that it, he or she is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act.
i.No Brokers. Neither such Series B Holder nor, to its knowledge, ViSalus, has paid, or entered into any contract, arrangement or understanding with any Person that may result in the obligation of ViSalus to pay, any investment banker’s or finder’s fees, brokerage or agent’s commissions or other compensation or commissions or like payments in connection with the negotiations leading to this Agreement, the other Transaction Documents or the consummation of the Transactions.
j.Blyth Representations. To the knowledge of such Series B Holder, the representations and warranties made by Blyth herein (other than the representations and warranties set forth in Section 2.1 and Section 2.2) , insofar as they relate to ViSalus, are not false or incorrect in any material respect.
IV.COVENANTS
1.Publicity. None of Blyth, ViSalus or any Series B Holder will (i) issue any press release or make any public announcements concerning this Agreement, the other Transaction Documents or the consummation of the Transactions contemplated hereby or (ii) disclose any other Series B Holder’s name or identity as an investor in ViSalus in any press release or other public announcement or in any document or material filed with any governmental or regulatory authority, without the prior written consent of Blyth, ViSalus and such Series B Holder or his/her/its counsel (which consent will not be unreasonably withheld or delayed), unless such disclosure is required by applicable law (or the requirements of a stock exchange or other similar regulatory body); provided that in such event the party intending to make such release or disclosure will use its commercially reasonable efforts to consult with such other parties with respect to the text thereof.
2.Non-Disparagement. None of Blyth, ViSalus or any Series B Holder will, directly or indirectly, make any statements, written or verbal, in any forum or through any medium of communication, that are defamatory, derogatory, or disparaging about, or that may adversely affect the business, reputation or goodwill of, Blyth, ViSalus or any of their shareholders, officers, directors, members, owners, employees, personnel, agents, representatives, suppliers or existing and prospective customers.
3.Termination of Intercompany Agreements. Any agreements solely between ViSalus and its Subsidiaries, on the one hand, and Blyth and its Subsidiaries, on the other hand, are hereby terminated in their entirety, without liability of any kind to either party or any of their respective Subsidiaries; provided, however, that nothing contained herein is intended to, or shall, terminate (a) the Transaction Documents, (b) a sublease between Blyth and ViSalus with respect to office space in Greenwich, Connecticut, (c) certain promissory notes issued by ViSalus to Blyth evidencing indebtedness of ViSalus to Blyth in the principal amount of up to Five Million Dollars ($5,000,000), and (d) any agreements and related obligations relating to the provision of certain services or benefits to ViSalus to or through Blyth in accordance with past practices (such as medical insurance, general insurance, legal services and management services) insofar as they relate to services provided by Blyth prior to the date hereof. In connection with the foregoing, Blyth agrees that to the extent that any amounts may be due owing by ViSalus to Blyth under any agreement relating to the sharing of tax benefits, such amounts shall be contributed to the capital of ViSalus for no consideration effective as of immediately prior to the Closing.
4.Retirement of Certain Preferred Stock. ViSalus agrees (a) to retire, promptly after the Closing Date, all of the shares of Preferred Stock received by it by reason of the Automatic

Exchange and (b) not to issue any new shares of Preferred Stock under or pursuant to the Certificate of Designation, it being understood that nothing in this Agreement or this Section 4.4 will restrict or prevent ViSalus from issuing preferred stock other than under or pursuant to the Certificate of Designation.
5.Sharing of Defense Costs. Blyth shall reimburse and pay on behalf of ViSalus eighty percent (80%) of the legal fees and disbursements reasonably charged by ViSalus’s legal counsel and reasonable out-of-pocket costs incurred by ViSalus in defending ViSalus and certain others against the claims asserted in that certain legal action captioned Kerrigan et al. vs. ViSalus, Inc., which was commenced on July 9, 2014, in the United States District Court in the Eastern District of Michigan, Southern Division (collectively, the “Kerrigan Defense Costs”) up to a maximum amount of Four Million Dollars ($4,000,000). Such reimbursement and payment shall be made within ten (10) business days of Blyth’s receipt of (a) a copy of the applicable invoice of such legal counsel and (b) a certificate of an officer of ViSalus confirming that (i) ViSalus believes the fees and disbursements shown on such invoice are reasonable and (ii) ViSalus has substantially contemporaneously paid, or has paid in excess of, its share (20%) of the fees and disbursements shown on such invoice. Anything to the contrary herein notwithstanding, Blyth shall not be obligated to reimburse or to pay on behalf of ViSalus all or any portion of the Kerrigan Defense Costs from and after such time as Blyth shall have reimbursed or paid on behalf of ViSalus Kerrigan Defense Costs in an amount equal to Four Million Dollars ($4,000,000).
6.Preferred Stock Obligations. Each Series B Holder acknowledges and agrees that (a) at the time of the Closing, the Preferred Stock Obligations shall terminate, (b) at the time of the Closing, all rights of such Series B Holder with respect to such Series B Holder’s shares of Series B Preferred Stock shall terminate, other than the right to receive Class B Common Stock in exchange therefor, and (c) from and after the time of the Closing, such Series B Holder shall not be entitled to, and shall not, assert any claim against Blyth, Inc. or its successors and assigns, with respect to the Guarantee given by Blyth under Section 10(a) of the Agreement Concerning the MIPA.
V.INDEMNIFICATION
1.Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement will survive the Closing for two (2) years; provided, however, that the representations and warranties of Blyth in Section 2.9 will survive for the duration of the applicable statute of limitations (taking into account any extension thereof), plus sixty (60) days after the Closing Date.
2.Mutual Indemnification. Each party hereby agrees to indemnify and hold each other party and such other party’s Affiliates and their respective directors, officers, employees, stockholders, members, partners, agents, attorneys, representatives, successors and assigns, harmless from and against, and pay to such indemnified parties the amount of, any and all Losses, whether or not involving a third party claim:
(i)arising out of, attributable to, or resulting from, the failure (or alleged failure) of any of the representations or warranties made by such party in this Agreement to be true and correct in all respects at and as of the date hereof; and
(ii)arising out of, attributable to or resulting from, the breach (or alleged breach) of any covenant or other agreement on the part of such party under this Agreement.
3.Blyth Indemnification. Blyth agrees to defend, indemnify and hold ViSalus and each of the Series B Holders and their respective directors, officers, employees, stockholders, members, partners, agents, attorneys, representatives, successors and assigns harmless from and against, and to pay to such indemnified parties the amount of, any and all Losses arising out of, attributable to or resulting from any claim relating to (a) the Recapitalization, (b) any liability of Visalus for Taxes of Blyth or its subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), or (c) any liability for Taxes as a result of carrying out the covenants in Sections 4.3 and 4.4, in each case that is hereafter asserted against such indemnified parties, or any of them, by a person or entity that is not a party to this Agreement (each, a “Third Party Claim”).
4.Third Party Claims.
a.Promptly after receipt by a person or entity entitled to indemnity under Section 5.2 or 5.3 (each, an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the person or entity obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.
b.If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 5.4(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a person or entity against whom the Third Party Claim is made and the Indemnified Person determines in good faith that joint representation would be impermissible under the applicable rules of professional conduct or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim) to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to such Indemnified Person. After notice from the Indemnifying Person to such Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to such Indemnified Person for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification pursuant to Section 5.3 or 5.4, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent, which shall not be unreasonably withheld, unless (A) there is no finding or admission of any violation of applicable law or any violation of the rights of any person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third Party Claims effected without its consent. If notice is given to the Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Party does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of the Indemnifying Person’s election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement thereof effected by the Indemnified Person.
c.With respect to any Third-Party Claim subject to indemnification under Section 5.2 or 5.3: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other fully informed of the status of such Third-Party Claim and any related proceedings at all stages thereof where such person is not represented by its own counsel, and (ii) the Indemnified Person and the Indemnifying Person shall (each at its own expense) render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

d.With respect to any Third-Party Claim subject to indemnification under Section 5.2 or 5.3, the Indemnified Person and the Indemnifying Person shall cooperate in such a manner as to preserve in full (to the extent possible) the attorney-client and work-product privileges. In connection therewith, the Indemnified Person and the Indemnifying Person shall endeavor, in good faith, to ensure that all communications between the Indemnified Person and the Indemnifying Person and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.
e.With respect to any Third Party Claim that relates to any equity interest in ViSalus that is held, or claimed to be held, by the person or entity asserting such Third Party Claim, the Indemnifying Person, if it is Blyth, may acquire such equity interest in connection with any settlement, compromise or other resolution of such Third Party Claim from such person or entity or, if acquired by ViSalus as a result thereof or otherwise in connection therewith, from ViSalus, and ViSalus agrees to render to Blyth such assistance as it may reasonably require to effect such acquisition by Blyth.
5.Exclusive Remedy. The indemnification remedies provided in this Article V shall be the sole and exclusive remedy for a Person entitled to indemnification pursuant to this Article V; provided that solely with respect to Sections 4.1, 4.2, 4.3, 4.4, 4.5, and 7.15, any Person shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions of Sections 4.1, 4.2, 4.3, 4.4, 4.5, and 7.15 of this Agreement.
VI.Tax matters
1.Notwithstanding anything to the contrary in this Agreement, all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the Contemplated Transaction (“Conveyance Taxes”) shall be borne by Blyth. ViSalus and the Series B Holders agree to cooperate in filing all Tax Returns required to be filed in connection therewith.
2.ViSalus, the Series B Holders and Blyth shall provide one another with such cooperation and information as may reasonably be requested in connection with filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns of ViSalus or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities.
VII.GENERAL PROVISIONS
1.Notices. Any notice or demand which is required or provided to be given under this Agreement will be deemed to have been sufficiently given and received for all purposes (a) when delivered by hand, email or facsimile, provided that such notice is received prior to 5:00 p.m. in the place of receipt and such day is a business day (otherwise such notice will be deemed received on the next succeeding business day in the place of receipt), (b) five (5) business days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or (c) one (1) business day after being sent by overnight delivery by a reputable overnight courier service providing receipt of delivery, to:

If to ViSalus (following the Closing):
ViSalus, Inc.
340 East Big Beaver Road
Troy, Michigan 48083
Attn: Tyler Schuessler, Chief Administrative Officer
Fax: 203-661-9215
With copies (which shall not constitute notice) to:
Jones Day
222 E. 41st Street
New York, NY 10017
Attention: Robert F. Kennedy
Fax: 212-755-7306
or at such other address designated by ViSalus to the other parties hereto in writing.
If to Blyth:
Blyth, Inc.
One East Weaver Street
Greenwich, CT 06831
Attention: Michael S. Novins, Esq.
Fax: 203-552-9168
With copies (which shall not constitute notice) to:
Finn Dixon & Herling LLP
177 Broad Street
Stamford, CT 06901
Attention: Harold B. Finn III
Fax: 203-325-5001
or at such other address designated by Blyth to the other parties hereto in writing.
If to a Series B Holder:
To the address set forth on Schedule A next to such Series B Holder’s name.

With copies (which shall not constitute notice) to:
Jones Day
222 E. 41st Street
New York, NY 10017
Attention: Robert F. Kennedy
Fax: 212-755-7306
or at such other address designated by such Series B Holder to the other parties hereto in writing.
2.Certain Definitions/Interpretations. (a) For purposes of this Agreement:
(i)An “Affiliate” of any Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person will be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise;
(ii)“Closing of the Books Method” means that convention that is described in Treasury Regulation Section 1.1502-76 for determining a consolidated group’s taxable income for a taxable year in which a member ceases to be a member of the consolidated group.
(iii)“Contemplated Transaction” means that recapitalization provided by this Agreement.
(iv)“Conveyance Taxes” has the meaning given to that term in Section 6.1.
(v)“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision or court or tribunal of competent jurisdiction.
(vi)“Liens” means all title defects or objections, options, proxies, voting trusts, voting Contracts, judgments, pledges, charges, escrows, preemptive rights, rights of first refusal or first offer, transfer restrictions, restrictions, liens, claims, mortgages, security interests, hypothecations, indentures, equities, restrictive and other covenants, rights of way, and other encumbrances of every kind and nature whatsoever, including, without limitation, licenses, leases, chattel, collateral security arrangements, title imperfections, deft or objection liens, liens for Taxes, conditional and installment sales Contracts, easements, encroachments or restrictions, of any kind and other title or interest retention arrangements, reservations or limitations of any nature, and any arrangements or obligations to create any such encumbrance, whether arising by contract, operation of Law or otherwise.
(vii)“Losses” means losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees).
(viii)“Ordinary Course” means the ordinary course of business of Blyth and ViSalus in a manner and scope consistent with past operations.
(ix)“Permitted Liens” means, collectively: (a) statutory Liens for Taxes not yet due; (b) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen for amounts not yet due and incurred in the Ordinary Course; and (c) Liens incurred or deposits made in the Ordinary Course in connection with leases for workers’ compensation, unemployment insurance and other types of social security.
(x)“Person” means an individual, firm, corporation, association, partnership, estate, trust, limited liability company and any other entity or organization, governmental or otherwise.
(xi) “Subsidiary” when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.
(xii)“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, equity securities, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, escheat, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.
(xiii)“Taxing Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.
(xiv)“Tax Returns” means any and all returns, reports, and forms (including elections, declarations, amendments, schedules, information returns, or attachments thereto) authorized or required to be filed with a Governmental Authority with respect to Taxes.
a.Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” or “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the terms “include,” “includes” and “including” will be deemed to be followed by the words “without limitation,” and (vi) any reference in this Agreement to $ means U.S. dollars. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded, and whenever this Agreement refers to a number of days, such number will refer to calendar days unless business days are specified. All accounting terms used herein and not expressly defined herein will have the meanings given to them under the Generally Accepted Accounting Principles in the United States as in effect from time to time. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented.
3.Amendments and Waivers. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by, in the case of an amendment, supplement or modification, each party to this Agreement or, in the case of a waiver, the party against whom enforcement of any such waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder will operate as a waiver thereof.
4.Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto as contemplated herein. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party without the prior written consent of the other parties hereto and any attempted assignment without the required consents will be void. Notwithstanding the immediately preceding sentence, any Series B Holder may assign its right to receive any shares of New Common Stock hereunder to any controlled Affiliate of such Series B Holder; provided, that such assignee must execute an enforceable joinder agreement pursuant to which such assignee shall become a party to this Agreement with the same force and effect as if such assignee had been a signatory hereto.
5.No Third-Party Beneficiaries. Except as expressly set forth herein, nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.Entire Agreement. This Agreement, together with the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement and the other Transaction Documents (including the exhibits and schedules hereto and thereto) supersede all prior agreements and understandings between the parties with respect to such subject matter.
7.Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.
8.Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein will remain in full force and effect and will in no way be affected, impaired or invalidated, and the parties hereto will use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such term, provision, covenant or restriction which may be hereafter declared invalid, void or unenforceable.
9.Governing Law. This Agreement will be deemed to be made under, and will be construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.
10.Jurisdiction; Consent to Service of Process.
a.    Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the New York state court located in the Borough of Manhattan, City of New York or the United States District for the Southern District of New York (as applicable, a “New York Court”), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in the New York Court.
a.It will be a condition precedent to each party’s right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in the New York Court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction; provided that the foregoing will not apply to any suit, action or proceeding by a party seeking indemnification or contribution pursuant to this Agreement or otherwise in respect of a suit, action or proceeding against such party by a thirty party if such suit, action or proceeding by such party seeking indemnification or contribution is brought in the same court as the suit, action or proceeding against such party.
b.No party may move to (i) transfer any such suit, action or proceeding from the New York Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in the New York Court with a suit, action or proceeding in another jurisdiction, or (iii) dismiss any such suit, action or proceeding brought in the New York Court for the purpose of bringing the same in another jurisdiction.
c.Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the New York Court, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by law.
11.WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
12.No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
13.Further Assurances. The parties hereto will do such further acts and things necessary to ensure that the terms of this Agreement are carried out and observed.
14.Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. A facsimile copy of a signature page will be deemed to be an original signature page.
15.Mutual Release. Each party, on behalf of itself and each of its Affiliates, Subsidiaries, current and former employees, officers and directors, members, partners, equityholders, agents, attorneys, representatives, successors and assigns (collectively, the “Releasing Parties”), hereby absolutely, irrevocably and unconditionally releases, waives and forever discharges each other party and its Affiliates, Subsidiaries, current and former employees, officers and directors, members, partners, equityholders, agents, attorneys, representatives, successors and assigns (collectively, the “Released Parties”) from and against any and all claims demands, proceedings, causes of action, orders, obligations, contracts, agreements, costs (including attorneys’ fees), judgments, damages, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, discovered or discoverable, fixed or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, both at law and in equity, (collectively, “Claims”), which such Releasing Parties now have or have ever had against the Released Parties arising out of, attributable to, or resulting from the conduct of the business and affairs of ViSalus or its direct or indirect Subsidiaries or the control thereof by Blyth or its Subsidiaries or Affiliates or Blyth’s, its Subsidiaries’ or its

Affiliates’ current or former employees, officers and directors, members, partners, equityholders, agent, attorneys, representatives, successors and assigns, including any claim for breach of fiduciary duty by the stockholders, or members of the Board of Directors, of ViSalus or Blyth, whether resulting from the approval of the Transactions or otherwise; provided, however, that nothing contained herein will operate to release (a) any obligations (including, for the avoidance of doubt, indemnification obligations pursuant to Section 5.2 or 5.3) of any Released Party arising under the terms and conditions of this Agreement or any Transaction Document or any other agreement entered into in connection with the Closing, or any agreements, instruments and obligations described in clauses (b) through (d) of the proviso to Section 4.3, (b) any obligations of ViSalus or Blyth to a Series B Holder arising by reason of such Series B Holder’s past or present employment with ViSalus or Blyth, as the case may be, or such Series B Holder’s past or present service as a member of the Board of Directors of ViSalus or Blyth, as the case may be, and (c) any obligations of a Series B Holder to ViSalus or Blyth arising by reason of such Series B Holder’s past or present employment by ViSalus or Blyth, as the case may be. No Releasing Party will, directly or indirectly, assert any claim or demand, or commence, institute or cause to be commenced any proceeding of any kind against any Released Party based upon any matter purported to be released hereby.

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IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

VISALUS, INC.

By: /s/ Todd A. Goergen___________________
Name: Todd A. Goergen
Title: COO

BLYTH, INC.

By: /s/ Michael S. Novins___________________
Name: Michael S. Novins
Title: Vice President and General Counsel

SERIES B HOLDERS:
/s/ Ryan Blair________________
Ryan Blair

/s/ Blake Mallen______________
Blake Mallen

/s/ Nick Sarnicola_____________
Nick Sarnicola

Robert B. Goergen, as trustee of the Living Trust dated 9/30/1991 f/b/o Robert B. Goergen

By: /s/ Robert B. Goergen________
Robert B. Goergen, trustee

/s/ Robert B. Goergen, Jr. ________
Robert B. Goergen, Jr.

/s/ Todd A. Goergen ____________
Todd A. Goergen

/s/ Jonathan Shapiro____________
Jonathan Shapiro